Exhibit 99.1

News Release

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(617) 542-5300

ALOT@investorrelations.com

AstroNova Announces Financial Results for the

First Quarter of Fiscal 2019

Board of Directors Declares Regular Quarterly Cash Dividend of

$0.07 Per Share

First Quarter Fiscal 2019 Achievements (all comparisons with first quarter fiscal 2018)

•	Revenue of $31.5 million, up 29 percent

•	Operating income of $1.3 million, up 79 percent

•	Diluted EPS of $0.12 per share, up 71 percent

•	Bookings of $33.3 million, up 29 percent

•	Backlog of $23.9 million, up 31 percent

West Warwick, R.I. – June 5, 2018 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal 2019 first quarter ended April 28, 2018.

“We continued the Company’s strong performance during the first quarter of FY2019 driven by solid revenue growth contributions from both our Test & Measurement (T&M) and Product Identification (PI) segments,” said AstroNova President and CEO Greg Woods.

Revenue from the T&M segment was especially strong at $11.5 million, up 98 percent from the first quarter of fiscal 2018, with significant contributions from the recently acquired Honeywell Aerospace printer product line. In addition, the Company achieved double digit growth from its line of data acquisition and recording systems.

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The PI segment with its product line of QuickLabel branded digital color label printers and related supplies along with the TrojanLabel product line of digital color label presses and specialty printing systems continued its year-over-year growth with a 7 percent increase.

AstroNova’s domestic and international channels showed strong growth in the quarter with the international portion of the business expanding to 39 percent of revenue. Domestic revenues were $19.2 million representing an increase of 23 percent from the first quarter of fiscal 2018, while revenues through international channels were $12.3 million reflecting a 40 percent year-over-year growth rate.

First Quarter 2019 Operating Results

Total revenue was $31.5 million, a 29 percent increase over the prior year.

Gross profit was $12.1 million, or 38.5 percent of revenue, as compared with 38.0 percent of revenue for the prior year. The improvement is traceable to revenue growth and product mix.

Operating expenses were $10.8 million compared with $8.6 million in the prior year period, due primarily to costs associated with increased selling and marketing initiatives and costs associated with the integration of the Honeywell printer line into the West Warwick, Rhode Island manufacturing facility.

Operating income was $1.3 million, a 4.0 percent margin, compared with $707,000, a 2.9 percent margin in the prior year.

Net income was $814,000, or $0.12 per diluted share, compared with net income of $512,000, or $0.07 per diluted share, in the prior year.

A change in accounting estimates for product costs and operating expenses caused actual amounts billed and received to differ from initial estimates under the Honeywell agreement which resulted in an increase of $1.0 million in operating income ($0.8 million net of tax or $0.12 per diluted share) in the first quarter. In addition, in the first quarter a change in accounting estimates for revenue subject to customer rebates under the Honeywell agreement increased operating income by $0.4 million ($0.3 million net of tax or $0.05 per diluted share).

Bookings increased 29 percent to $33.3 million from $25.8 million in the first quarter of fiscal 2018.

Backlog at April 28, 2018 was $23.9 million, up 31 percent from $18.2 million at the end of the fiscal 2018 first quarter.

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News Release

First Quarter 2019 Operating Segment Results

The Product Identification segment generated revenue of $20.0 million, a 7 percent increase compared with $18.6 million in the prior year on higher sales of hardware, supplies and services. Segment operating income was $1.7 million, or 8.3 percent of revenue, versus $2.5 million, or 13.4 percent of revenue, in the prior year.

The Test & Measurement segment generated revenue of $11.5 million, a 98 percent increase from $5.8 million in the prior year, primarily reflecting the impact of the Honeywell asset purchase and licensing agreement. Segment operating income was $2.3 million, or 19.6 percent of revenue, versus $71,000, or 1.2 percent of revenue, in the prior year.

Hardware revenue was $12.0 million, a 64 percent increase from $7.3 million in the prior year. Supplies revenue was $16.7 million, a 13 percent increase from $14.8 million in the same period of fiscal 2018. Service/other revenue was $2.8 million, a 21 percent increase over the prior year.

Board Declares Quarterly Dividend

On June 4, 2018, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on June 29, 2018, to shareholders of record on June 15, 2018.

Recent Highlights

•	The Company received a Supplemental Type Certificate from the Federal Aviation Administration for the retrofit installation of its ToughWriter® 5 flight deck data printer on six models of the Boeing 737 Next Generation aircraft.

•	Yvonne Schlaeppi, a Managing Partner at international strategic advisory firm Stratevise, was appointed to the Board of Directors as the Company’s newest independent director.

Business Outlook

“We continue to be positive on our expectations for fiscal 2019 with comparable sales and earnings in the second quarter and improving performance in the second half of the year as we wind down the Transition Services Agreement with Honeywell for our new Aerospace printer line as well as increased revenue contributions from our new TrojanLabel product lines,” Woods said.

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News Release

First-Quarter Fiscal 2019 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (800) 263-0877 (U.S. and Canada) or (323) 794-2094 (International) approximately 10 minutes prior to the start time and enter confirmation code 6005380.

You can hear a replay of the conference call from 12:00 Noon ET Tuesday, June 5 until 12:00 Noon ET Tuesday, June 12 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 6005380. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated supplies that allow customers to mark, track and enhance the appearance of their products. The segment’s two business units are QuickLabel®, the industry leader in tabletop digital color label printing and TrojanLabel™, a leader in the light-production color label press and specialty printer markets. The Test and Measurement segment includes the Test & Measurement business unit, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The segment also includes the Aerospace business unit, which makes printers, networking hardware and related accessories. These products are used in the aircraft flight deck to print flight plans, navigation information and performance data and in the aircraft cabin to print maintenance data, receipts and passenger manifests. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s expectations regarding the

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integration of the Honeywell product line and its anticipated performance in fiscal 2019, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

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ASTRONOVA, INC.

Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended
	April 28, 2018	April 29, 2017
Revenue	$31,487	$24,458
Cost of Revenue	19,377	15,152
Gross Profit	12,110	9,306
	38.5%	38.0%
Operating Expenses:
Selling & Marketing	6,500	5,238
Research & Development	1,692	1,505
General & Administrative	2,653	1,856

	10,845	8,599
Operating Income	1,265	707
	4.0%	2.9%
Other Expense	(270)	(48)

Income Before Taxes	995	659
Income Tax Provision	181	147

Net Income	$814	$512

Net Income per Common Share - Basic	$0.12	$0.07

Net Income per Common Share - Diluted	$0.12	$0.07

Weighted Average Number of Common Shares - Basic	6,788	7,480
Weighted Average Number of Common Shares - Diluted	6,916	7,616
Dividends Declared Per Common Share	$0.07	$0.07

Condensed Consolidated Balance Sheet Data

Amounts In Thousands

(Unaudited)

	(Unaudited)
	April 28, 2018	January 31, 2018
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$6,838	$10,177
Securities Available for Sale	—	1,511
Accounts Receivable, net	25,285	22,400
Inventory, net	27,697	27,609
Prepaid Expenses and Other Current Assets	1,229	1,251

Total Current Assets	61,049	62,948
PROPERTY, PLANT AND EQUIPMENT	43,341	42,877
Less Accumulated Depreciation	(33,580)	(33,125)

Property, Plant and Equipment, net	9,761	9,752
OTHER ASSETS
Intangible Assets, net	32,927	33,633
Goodwill	12,786	13,004
Deferred Tax Assets	1,828	1,829
Other Assets	1,292	1,147

Total Other Assets	48,833	49,613

TOTAL ASSETS	$119,643	$122,313

LIABILITEIS AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$9,945	$11,808
Accrued Compensation	2,971	2,901
Other Liabilities and Accrued Expenses	2,802	2,414
Current Portion of Long-Term Debt	4,932	5,498
Current Liability - Royalty Obligation	1,500	1,625
Current Liability - Excess Royalty Payment Due	899	615
Income Taxes Payable	889	684
Deferred Revenue	301	367

Total Current Liabilities	24,239	25,912
NON CURRENT LIABILITIES
Long-Term Debt, net of current portion	16,455	17,648
Royalty Obligation, net of current portion	11,393	11,760
Deferred Tax Liabilities	682	698
Other Liabilities	2,244	2,648

TOTAL LIABILITIES	55,013	58,666
SHAREHOLDERS’ EQUITY
Common Stock	504	500
Additional Paid-In Capital	50,952	50,016
Retained Earnings	46,034	45,700
Treasury Stock	(32,525)	(32,397)
Accumulated Other Comprehensive Income	(335)	(172)

TOTAL SHAREHOLDERS’ EQUITY	64,630	63,647

TOTAL LIABILITY AND SHAREHOLDERS’ EQUITY	$119,643	$122,313